Exhibit 99.1

PRESS RELEASE

For more information, contact:
Paul B. Toms Jr., Chairman & Chief Executive Officer
Phone: (276) 632-2133,
E. Larry Ryder, Executive Vice President, & Chief Financial Officer
Phone: (276) 632-2133, or
Kim D. Shaver, Director of Marketing Communications
Phone: (336) 454-7088 or (336) 880-1230 (cell)

For immediate release: October 2, 2002

Hooker Furniture Announces Change in Accounting Firms

Martinsville, Va.: Hooker Furniture (Nasdaq-SCM: HOFT) today announced that it has engaged KPMG LLP to perform audit and tax services for the Company beginning in fiscal 2003.

Commenting on the change, E. Larry Ryder, Executive Vice President – Finance and Administration said, “We have been extremely pleased with the audit and tax work performed by BDO Seidman LLP over the past 15 years. Our relationship with the people of BDO Seidman has been one of the highest quality, integrity, and professionalism. Our decision to make a change is not a result of any disagreement between the Company and BDO Seidman on accounting matters. The Board of Directors made its decision based on the recommendation of the Audit Committee. KPMG’s Carolinas practice serves a large number of manufacturers and furniture related clients in the mid-Atlantic region. KPMG has achieved world-class status in key client satisfaction categories according to the Emerson 2001-2002 Consumer Markets Industry Study. We are extremely pleased with the selection of KPMG and their people to work with us beginning next year.”

Ranked among the nation’s top 20 furniture manufacturers in sales, Hooker Furniture is a 78-year-old producer and importer of wall and entertainment systems, home office, occasional, dining, and bedroom furniture with approximately 1,800 employee-owners. The Company has six manufacturing facilities, a distribution center, and a warehouse located in Virginia and North Carolina. Plant locations include Pleasant Garden, Kernersville and Maiden, NC and Martinsville and Roanoke, VA. Please visit us on the World Wide Web at http://www.hookerfurniture.com/

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include the cyclical nature of the furniture industry, domestic and international competition in the furniture industry, general economic or business conditions, both domestically and internationally, fluctuations in the price of key raw materials including lumber, which is the most significant raw material used by the Company, supply disruptions or delays affecting imported products, adverse political acts or developments in the international markets from which the Company imports products, fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products, and capital costs.